Filed Pursuant to Rule 424(b)(5)
Registration No. 333-148054

Product Supplement to the Prospectus dated May 16, 2008
and the Prospectus Supplement dated January 25, 2010

Senior Medium-Term Notes, Series A
Non-Principal Protected Notes Linked to One or More Commodities or Commodity Indices

Bank of Montreal may offer and sell non-principal-protected notes linked to the performance of one or more commodities or commodity indices.  We refer to the commodities or commodity indices that are applicable to your notes as the “Underlying Asset.”  The payment at maturity on your notes will be based on the performance of the Underlying Asset during the term of your notes.  The notes are intended for investors who anticipate that the level of the Underlying Asset will increase (or, in the case of bearish notes, decrease) from its Initial Level to the Final Level on the applicable valuation date or dates.  Investors must be willing to forego interest payments on the notes and be willing to accept a return that may be negative, in which case you will receive at maturity less, and possibly significantly less, than your principal.

This product supplement describes terms that will apply generally to the notes, and supplements the terms described in the accompanying prospectus supplement and prospectus.  A separate term sheet or pricing supplement, as the case may be, will describe the terms that apply specifically to the notes, including any changes to the terms specified below.  We refer to these term sheets and pricing supplements generally as “pricing supplements.”  If the terms described in the applicable pricing supplement are inconsistent with those described in this product supplement or in the accompanying prospectus supplement or prospectus, the terms described in the applicable pricing supplement will control.

Unless otherwise specified in the applicable pricing supplement, we will not make periodic payments of interest on the notes.

At maturity, you will receive a payment in excess of the principal amount of your notes if the level of the Underlying Asset increases (or, in the case of bearish notes, decreases).  However, if the level of the Underlying Asset decreases (or, in the case of bearish notes, increases), then, depending upon the specific terms of your notes, you may receive an amount that is less than the principal amount of your notes.  Your notes may or may not include a “Buffer,” in which case you will lose a portion of your principal amount if the level of the Underlying Asset is less than (or in the case of bearish notes, greater than) a specified level.

The notes will not be listed on any securities exchange.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” and “General Terms of the Notes.”

Your investment in the notes involves certain risks.  We encourage you to read the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of this product supplement and in the “Risk Factors” sections beginning on page S-1 of the accompanying prospectus supplement and on page 5 of the accompanying prospectus, so that you may better understand those risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy of this product supplement or the accompanying prospectus and prospectus supplement.  Any representation to the contrary is a criminal offense.

The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

BMO CAPITAL MARKETS CORP.

Product Supplement dated December 9, 2010

SUMMARY INFORMATION

We refer to the notes we are offering by this product supplement as the “notes.” Each of the notes, including your notes, has the terms described below and under “General Terms of the Notes.”  In addition, references to the “accompanying prospectus” mean the accompanying prospectus, dated May 16, 2008, as supplemented by the accompanying prospectus supplement, dated January 25, 2010, relating to our Series A Senior Medium-Term Notes.

Underlying Asset:
Your notes will be linked to one or more commodities or commodity indices specified in the applicable pricing supplement.  Your notes may be linked to a “Basket” of two or more commodities or commodity indices.  We refer to each commodity or commodity index included in a Basket as a “Basket Component.”

Interest Rate:	Unless otherwise specified in the applicable pricing supplement, we will not make periodic payments of interest on the notes.

Denominations:	Unless otherwise specified in the applicable pricing supplement, the notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Payment at Maturity Greater than Principal:
If the Final Level (as defined below) of the Underlying Asset exceeds (or in the case of bearish notes, is less than) the Initial Level (as defined below) then, depending upon the terms of your notes, and unless otherwise specified in the applicable pricing supplement, the payment at maturity will be determined as follows:

Principal Amount + (Principal Amount × (Percentage Change × Upside Leverage Factor))

Your notes may be “Digital Return Notes.”  For Digital Return Notes, unless otherwise specified in the applicable pricing supplement, the payment at maturity will be determined as follows:

Principal Amount + (Principal Amount × Digital Return)

Your notes may be “Booster Notes.”  For Booster Notes, unless otherwise specified in the applicable pricing supplement, your payment at maturity will be determined as follows:

If the Percentage Change is greater than the Booster Percentage (as defined below), then the payment at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)

If the Percentage Change is greater than or equal to 0% but less than or equal to the Booster Percentage, then the payment at maturity will equal:

Principal Amount + (Principal Amount × Booster Percentage)

For each of the above notes, the payment at maturity may be subject to a Maximum Redemption Amount (as defined below).  For Digital Return Notes, the payment at maturity will be limited to the return represented by the Digital Return.

Payment at Maturity Less than or Equal to Principal:
If the Final Level is less than (or in the case of bearish notes, greater than) the Initial Level, then, at maturity, you will receive less than the principal amount of your notes.  In this case, unless otherwise described in the applicable pricing supplement, the payment at maturity will equal:

Principal Amount + (Principal Amount × (Percentage Change × Downside Leverage Factor))

However, if the relevant pricing supplement specifies that a “Buffer” is applicable to your notes, then:

If the Final Level is greater than or equal to (or in the case of bearish notes, less than or equal to) the Buffer Level (as defined below), then the payment at maturity will equal the principal amount of your notes.

If the Final Level is less than (or in the case of bearish notes, greater than) the Buffer Level, then the payment at maturity will equal:

Principal Amount + [Principal Amount × ((Percentage Change + Buffer Percentage) × Downside Leverage Factor)]

Percentage Change:
Percentage Change will be calculated as follows (and expressed as a percentage):

Final Level – Initial Level
Initial Level

However, if your notes are bearish notes, the Percentage Change will be calculated as follows (and expressed as a percentage):

Initial Level – Final Level
Initial Level

Maximum Redemption Amount:
The Maximum Redemption Amount, if applicable, will be specified in the relevant pricing supplement.  If a Maximum Redemption Amount applies to your notes, the return on your investment will be limited to a percentage that will be set forth in the pricing supplement.

Percentage Cap:
The Percentage Cap, if applicable, will be specified in the relevant pricing supplement. If a Percentage Cap applies to your notes, increases in the positive performance of the Underlying Asset will be limited to the Percentage Cap.

Upside Leverage Factor:
As specified in the relevant pricing supplement, if applicable.  The Upside Leverage Factor may be less than, equal to or greater than 100%.  If the Upside Leverage Factor is greater than 100%, you will participate on a leveraged basis in the positive performance of the Underlying Asset (subject to any applicable Maximum Redemption Amount).

Downside Leverage Factor:
As specified in the relevant pricing supplement, if applicable.  The Downside Leverage Factor may be less than, equal to or greater than 100%.  If the Downside Leverage Factor is greater than 100%, you will participate on a leveraged basis in the negative performance of the Underlying Asset, and you may lose a greater portion of the principal amount of your investment.

Digital Return:
A percentage that will be specified in the applicable pricing supplement.  If a Digital Return applies to your notes, the return on your investment will be limited to the return represented by the Digital Return.

Booster Percentage:	A specified percentage increase (or in the case of bearish notes, decrease) in the level of the Underlying Asset. The Booster Percentage, if any, will be set forth in the relevant pricing supplement.

Buffer Level:
A specified level of the Underlying Asset that is less than (or in the case of bearish notes, greater than) the Initial Level.  The Buffer Level, if any, will be a percentage of the Initial Level and will be set forth in the relevant pricing supplement.

Buffer Percentage:	A specified percentage that will be set forth in the relevant pricing supplement, if applicable. For example, if the Buffer Level is 90% of the Initial Level, the Buffer Percentage will be 10%.

Initial Level:
As specified in the relevant pricing supplement.  Unless otherwise specified in the applicable pricing supplement, the Initial Level for a note linked to a single commodity or index will be the closing level of that commodity or index on the applicable pricing date.  In the case of a note linked to a Basket, the Initial Level will be 100, as described in more detail below.

Final Level:
The closing level of the Underlying Asset on the valuation date (if there is one valuation date applicable to the notes) or the arithmetic average of the closing levels of the Underlying Asset on each of the valuation dates (if there is more than one valuation date applicable to the notes), or any other dates specified in the relevant pricing supplement.  The closing level of a Basket will be determined as described in more detail below in the section “General Terms of the Notes—Notes Linked to a Basket—Computation of the Basket.”

Valuation Date(s):
Unless otherwise specified in the relevant pricing supplement, the valuation date, or if there is more than one valuation date, the final valuation date, will be the third trading day prior to the maturity date, subject to postponement as described below.

Additional Terms:	The applicable pricing supplement for your notes may set forth terms that are additional to, or different from, the terms described in this product supplement.

Maturity Date:	As specified in the applicable pricing supplement, subject to any prior automatic redemption, if applicable.

Automatic Redemption:	We may issue notes that are subject to automatic redemption. If your notes are subject to automatic redemption, the pricing supplement will set forth the terms upon which the notes will be redeemed.

Clearance and Settlement:	DTC

Listing:	The notes will not be listed on any securities exchange.

Calculation Agent:
Unless otherwise specified in the applicable pricing supplement, BMO Capital Markets Corp. will serve as calculation agent for the notes.  The calculation agent will make all required determinations as to the amounts payable on the notes.

ADDITIONAL RISK FACTORS RELATING TO THE NOTES

An investment in the notes involves risks.  This section describes significant risks relating to the terms of the notes.  Before investing in the notes, you should read the following information about these risks, together with the other information contained in or incorporated by reference in the applicable pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus.

General Risks Relating to the Notes

Your investment in the notes may result in a loss.  The notes do not guarantee any return of principal unless otherwise specified in the relevant pricing supplement.  The amount payable on the notes at maturity will depend primarily on the Percentage Change in the level of the Underlying Asset from the Initial Level to the Final Level and may be less, and possibly significantly less, than the principal amount.  For notes without a buffer, if the Final Level is less than (or, in the case of bearish notes, greater than) the Initial Level, the return on your notes will be less than the principal amount.  For notes with a buffer, if the Final Level is less than (or, in the case of bearish notes, greater than) the Buffer Level, the return on your notes will be less than the principal amount.  In the case of notes with a Downside Leverage Factor greater than 100%, your notes will participate in the downside performance (or, in the case of bearish notes, upside performance) of the Underlying Asset on a leveraged basis.  Depending on the Downside Leverage Factor and the other terms of your notes, you may lose all or a substantial portion of the amount that you invested to purchase the notes.

The notes do not pay interest and your return may be lower than the return on a conventional debt security of comparable maturity. Unless otherwise specified in the applicable pricing supplement, there will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The yield that you will receive on your notes, which could be negative, may be less than the yield you could earn if you purchased a standard senior debt security of Bank of Montreal with the same maturity date.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The appreciation potential of the notes may be limited. If your notes are subject to a Maximum Redemption Amount, a Percentage Cap or a Digital Return, they will provide less opportunity to participate in the appreciation (or, in the case of bearish notes, depreciation) of the Underlying Asset than an investment in a security linked to the Underlying Asset providing full participation in the appreciation (or, in the case of bearish notes, depreciation), because the payment at maturity will not exceed the Maximum Redemption Amount or the Digital Return, as applicable, and increases in the positive performance of the Underlying Asset will be limited to the Percentage Cap, if applicable.  Accordingly, your return on the notes may be less than your return would be if you made an investment in a security directly linked to the positive (or, in the case of bearish notes, negative) performance of the Underlying Asset.

Owning the notes is not the same as owning the Underlying Asset or its components or a security directly linked to the performance of the Underlying Asset or its components.  The return on your notes will not reflect the return you would realize if you actually owned the Underlying Asset or its components or a security directly linked to the performance of the Underlying Asset or its underlying components and held that investment for a similar period.  For example, your return on the notes will not reflect the return you would receive if you actually owned the commodities or related assets included in the Underlying Asset.  Your notes may trade quite differently from the Underlying Asset.  Changes in the level of the Underlying Asset may not result in comparable changes in the market value of your notes.  Even if the level of the Underlying Asset increases (or, in the case of bearish notes, decreases) from the Initial Level during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent.  It is also possible for the market value of the notes prior to maturity to decrease while the level of the Underlying Asset increases (or, in the case of bearish notes, decreases).

The notes may not have an active trading market.  Your notes will not be listed on any securities exchange, and there may be little or no secondary market for your notes.  Even if a secondary market for your notes develops, it may not provide significant liquidity.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.  If you sell your notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

The market value of your notes may be influenced by many unpredictable factors. The following factors, many of which are beyond our control, may influence the market value of your notes:

•
the level of the Underlying Asset, including, in the case of notes that have a buffer, whether the level of the Underlying Asset trades or closes at a level below (or in the case of bearish notes, above) the Buffer Level;

•	if your notes are subject to a Maximum Redemption Amount or a Digital Return, your potential return on the notes will be limited;

•	the volatility of the level of the Underlying Asset;

•
economic, financial, political, military, regulatory, legal and other events that affect the applicable commodities markets generally and the U.S. markets in particular, and which may affect the level of the Underlying Asset;

•
if the Underlying Asset includes one or more commodities that have returns that are calculated based upon currencies other than the U.S. dollar or prices in one or more non-U.S. markets (a “non-U.S. Underlying Asset”), changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have a negative impact on the payments due on your notes and their market value;

•	interest rates in the market; and

•	the time remaining to maturity of the notes.

These factors may influence the market value of your notes if you sell your notes before maturity.  Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your notes.  If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the market value of the notes.  The notes are our senior unsecured debt securities.  As a result, your receipt of interest payments (if applicable) and the amount due on the maturity date are each dependent upon our ability to repay our obligations at that time.  This will be the case even if the level of the Underlying Asset increases (or, in the case of bearish notes, decreases) after the pricing date.  No assurance can be given as to what our financial condition will be at any time during the term of the notes.

If your notes are linked to a Basket, changes in the level of one or more Basket Components may be offset by changes in the level of one or more other Basket Components.  Your notes may be linked to a Basket.  In such a case, a change in the levels of one or more Basket Components may not correlate with changes in the levels of one or more other Basket Components.  The level of one or more Basket Components may increase, while the level of one or more other Basket Components may not increase as much, or may even decrease.  The opposite changes may occur in the case of bearish notes.  Therefore, in determining the level of the Basket as of any time, increases (or, in the case of bearish notes, decreases) in the level of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases (or, in the case of bearish notes, lesser decreases and increases) in the level of one or more other Basket Components.  If the weightings of the applicable Basket Components are not equal, changes in the level of the Basket Components which are more heavily weighted could have a disproportionately adverse impact upon your notes.

The amount to be paid at maturity will not be affected by all developments relating to the Underlying Asset. Unless otherwise specified in the applicable pricing supplement, changes in the level of the Underlying Asset during the term of the notes before or between the relevant valuation date or valuation dates will not be reflected in the calculation of the payment at maturity.  The calculation agent will calculate this amount by comparing only the Final Level to the Initial Level (or the Buffer Level, as applicable).  No other levels of the Underlying Asset will be taken into account.  As a result, you may receive less than the principal amount of your notes, even if the level of the Underlying Asset has increased (or, in the case of bear notes, decreased) at certain times during the term of the notes before decreasing to a level below (or, in the case of bearish notes, increasing to a level above) the Initial Level (or Buffer Level, as applicable) and, if applicable, below (or, in the case of bearish notes, above) the Barrier Level as of the relevant dates.

We will not hold any asset comprising the Underlying Asset for your benefit.  The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the commodities or other assets that may comprise the Underlying Asset that we or they may acquire.  Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any commodities or other assets included in an Underlying Asset.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You must rely on your own evaluation of the merits of an investment linked to the Underlying Asset.  In the ordinary course of their business, our affiliates may have expressed views on expected movements in any Underlying Asset or its components, and may do so in the future.  These views or reports may be communicated to our clients and clients of our affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to any Underlying Asset or its components may at any time have significantly different views from those of our affiliates.  For these reasons, you are encouraged to derive information concerning the applicable Underlying Asset or its components from multiple sources, and you should not rely solely on views expressed by our affiliates.

Our trading and other transactions relating to the Underlying Asset or its components, futures, options or other derivative products may adversely affect the market value of the notes.  As described below under “Use of Proceeds and Hedging,” we or one or more affiliates may hedge our obligations under the notes by purchasing or selling the commodities or other assets included in the Underlying Asset, futures or options relating to the Underlying Asset, or other derivative instruments with returns linked or related to changes in the performance of the Underlying Asset.  We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time.  Although they are not expected to do so, any of these hedging activities may adversely affect the level of the Underlying Asset, and, therefore, the market value of the notes, and the amounts payable at maturity.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities, even though the market value of the notes decreases.

We or one or more of our affiliates may also engage in trading relating to the Underlying Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers.  Any of these activities could adversely affect the level of the Underlying Asset and, therefore, the market value of the notes.  We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Underlying Asset.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

The inclusion of the underwriting commission and hedging profits, if any, in the original public offering price of the notes and certain hedging costs are likely to adversely affect the price at which you can sell your notes.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which BMO Capital Markets Corp. may be willing to purchase the notes in secondary market transactions (if BMO Capital Markets Corp. makes a market in the notes) may be lower than the initial public offering price.  The initial public offering price will include, and any price quoted to you is likely to exclude, the underwriting commission paid in connection with the initial distribution.  The initial public offering price may also include, and any price quoted to you would be likely to exclude, the hedging profits that we expect to earn with respect to hedging our exposure under the notes.  In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction such as dealer discounts, mark-ups and other transaction costs.  In addition, any such prices may differ from values determined by pricing models used by BMO Capital Markets Corp.

The Initial Level may be determined after the pricing date of the notes.  If so specified in the relevant pricing supplement, the Initial Level will be determined based on the arithmetic average of the closing levels of the Underlying Asset on certain specified dates.  One or more of these days may occur on or following the pricing date or the issue date of the notes; as a result, the Initial Level may not be determined, and you may therefore not know such value, until after the issue date.  If there are any increases (or in the case of bearish notes, decreases) in the closing levels of the Underlying Asset on any relevant dates used to determine the Initial Level that occur after the pricing date, and such increases (or decreases) result in the Initial Level being higher (or in the case of bearish notes, lower) than the closing level on the pricing date, this may establish higher levels (or in the case of bearish notes, lower levels) that the Underlying Asset must achieve for you to attain a positive return on your investment or to avoid a loss of principal at maturity.

The calculation agent can postpone the determination of the Final Level if a market disruption event occurs.  The determination of the Final Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on any valuation date with respect to the Underlying Asset, including any Basket Component.  If such a postponement occurs, the calculation agent will use the closing level of the Underlying Asset on the first subsequent business day on which no market disruption event occurs or is continuing.  In no event, however, will any valuation date be postponed by more than five trading days.  As a result, if a market disruption event occurs or is continuing on a valuation date, the maturity date for the notes could also be postponed, although not by more than five trading days.

If the determination of the level of the Underlying Asset for any valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the level of the Underlying Asset will be determined by the calculation agent.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the level that would have prevailed in the absence of the market disruption event.  See “General Terms of the Notes—Market Disruption Events.”

As calculation agent, BMO Capital Markets Corp. will have the authority to make determinations that could affect the value of your notes and your payment at maturity.  As calculation agent for your notes, BMO Capital Markets Corp. will have discretion in making various determinations that affect your notes, including determining the Final Level, determining whether any market disruption events have occurred, and determining whether any index included in an Underlying Asset has been materially changed.  The exercise of this discretion by BMO Capital Markets Corp. could adversely affect the value of your notes and may present BMO Capital Markets Corp., which is our wholly owned subsidiary, with a conflict of interest.

The historical performance of the Underlying Asset or its components should not be taken as an indication of their future performance. The level of the Underlying Asset will determine the amount to be paid on the notes at maturity.  The historical performance of the Underlying Asset or its components does not necessarily give an indication of their future performance.  As a result, it is impossible to predict whether the level of the Underlying Asset will rise or fall during the term of the notes.  The level of the Underlying Asset and its components will be influenced by complex and interrelated political, economic, financial and other factors.

Significant aspects of the tax treatment of the notes are uncertain.  The tax treatment of the notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this product supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the sections entitled “Supplemental Tax Considerations” in this product supplement, the section “United States Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Insurance companies and employee benefit plans should carefully review the legal issues of an investment in the notes. Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA,” or the Internal Revenue Code of 1986, as amended, including an IRA or Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes.  These issues are discussed in more detail in the section “Employee Retirement Income Security Act” below.

Risks Relating to the Applicable Underlying Asset

You will not have any rights with respect to futures contracts or commodities or rights to receive any futures contracts or commodities.  Investing in the notes will not make you a holder of any futures contracts that may be included in the Underlying Asset or any commodities underlying such contracts.  Neither you nor any other holder or owner of the notes will have any rights with respect to any futures contracts or commodities.  Any amounts payable on your notes will be made in cash, and you will have no right to receive any futures contracts or any commodity underlying such contracts.

Commodity prices, well as the prices of futures contracts that may be included in the Underlying Asset or any commodities underlying those contracts, may change unpredictably, affecting the value of your notes in unforeseeable ways. Commodity prices, as well as the prices of futures contracts that may be included in the Underlying Asset or any commodities underlying those contracts are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates and trading activities in commodities and related futures contracts.  These factors may affect the levels of the relevant commodities or indices and the value of your notes in varying ways, and different factors may cause the value of different commodities and the volatilities of their prices, to move in inconsistent directions and at inconsistent rates.

Suspension or disruptions of market trading in the commodity and related futures markets may adversely affect the value of your notes.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  Certain exchanges have regulations which limit the amount of fluctuations in futures contracts that may occur during a single trading day.  These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a futures contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular futures contract, no trades may be made at a different price.  Limit prices may have the effect of precluding trading in a particular futures contract or forcing the liquidation of futures contracts at disadvantageous times or prices.  These circumstances could affect the level of the Underlying Asset or the underlying commodities of the Underlying Asset and could therefore adversely affect the market value of the notes.

The notes will not be regulated by the Commodity Futures Trading Commission (the “CFTC”).  Unlike a direct investment in futures contracts related to the applicable commodities, your investment in the notes does not afford you the benefits of the regulatory protections of the CFTC.  You will not benefit from the CFTC’s or any other non-U.S. regulators’ regulatory protections that are afforded to persons who trade in futures contracts through a registered futures merchant or operator.

Unlike an investment in notes linked to the performance of one or more commodities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (a “CPO”).  Because the notes will not be interests in a commodity pool, they will not be regulated by the CFTC as a commodity pool and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.

Legislative, regulatory and administrative changes could negatively impact the return on your notes.  Changes in laws, regulations or administrative practices, including with respect to taxation, could reduce the payments due on your notes. Various national governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. In the United States in particular, the regulation of commodity transactions is subject to ongoing modification by governmental and judicial action. On July 21, 2010, the Wall Street Transparency and Accountability Act of 2010, which is Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act, was enacted. This legislation provides for significant direct regulation of, among other entities, over-the-counter (“OTC”) derivatives markets, OTC derivatives dealers and major non-dealer participants. Several departments and agencies of the U.S. federal government are expected to enact rules and regulations during the next several years which will effect certain provisions of this legislation, and subject the relevant entities to additional rules; the full impact of these regulatory actions cannot be predicted as of the date of this product supplement.  Such actions could cause unexpected volatility and instability in commodity markets, with a substantial and adverse effect on the performance of the relevant Underlying Asset and, consequently, the value of the notes.

If the notes are linked to a commodities index, the index may be a rolling index.   A commodity index may be composed of futures contracts on a physical commodity.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts have a set expiration date and normally specify a certain date for delivery of the underlying physical commodity.  In the case of each commodity index that is composed of futures contracts, as the exchange-traded futures contract that relates to each index approaches expiration, it is replaced by a contract that has a later expiration.  This process is referred to as “rolling.”  If the market for this contract is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the nearer delivery month contract would take place at a price that is higher than the price of the distant delivery month contract, thereby creating a positive “roll yield.”  However, a market may also trade in “contango.”  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months, thereby creating a negative “roll yield.”  There is no indication that any relevant market will consistently be in contango or backwardation or that there will be a negative or positive roll yield in its future performance. The “roll yields” could affect the level of a commodity index and the value of the notes.

If the notes are linked to a commodities index comprised of futures contracts, the index may underperform a cash purchase of the commodities included in the Underlying Asset, potentially by a significant amount.  Because a commodities index is comprised of futures contracts, there will be a cost to “rolling” the contracts forward as the index sells the current contracts and then purchases the next month’s contracts. As the commodities included in the index may have positively sloping forward curves, commonly known as “contango,” the index’s return may be reduced when the index removes less expensive contracts, and adds more expensive contracts.  As a result, we expect that any index may underperform a direct investment in a similarly weighted basket of index commodities over the life of the notes.

The notes may be linked to an excess return index, and not a total return index.  The notes may be linked to an excess return index and not a total return index.  An excess return index reflects the returns that are potentially available through an uncollateralized investment in the contracts comprising such index.  By contrast, a total return index, in addition to reflecting those returns, also reflect interest that could be earned on funds committed to the trading of the underlying futures contracts.  The relevant pricing supplement will indicate whether the relevant index is an excess return index or a total return index.

An investment in the notes may be subject to risks associated with the London Bullion Market Association (the “LBMA”).  The closing prices of some commodities, such as gold and silver, may be determined by reference to fixing prices reported by the LBMA.  The LBMA is a self regulatory association of bullion market participants.  Although all market-making members of the LMBA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  If the LBMA ceases operations, or if bullion trading becomes subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA price fixings as a global benchmark for the value of the relevant commodities may be adversely affected.  The LBMA is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading.  For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

An investment in the notes may be subject to risks associated with the trading of commodities on the London Metals Exchange (the “LME”).  The market prices of some commodities may be determined by reference to the settlement prices of contracts traded on the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than the futures markets, and certain features of U.S. futures markets are not present in the context of LME trading.  For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.  In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations are occurring on a valuation date, the prices of the contracts used to determine the level of the Underlying Asset or the price of the underlying commodities of the Underlying Asset could be affected in a manner that adversely affects the payment at maturity.

An investment in the notes may be subject to risks associated with the London Platinum and Palladium Market Association (the “LPPM”).  The notes may be linked to a commodity (such as platinum) that is traded on the LPPM. The closing price of platinum will be determined by reference to fixing prices reported by the LPPM. The LPPM is a self-regulatory association of platinum and palladium market participants that is not a regulated entity.  If the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LPPM price fixings as a global benchmark for the value of platinum may be adversely affected. The LPPM is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LPPM trading. For example, there are no daily price limits on the LPPM which would otherwise restrict fluctuations in the prices of LPPM contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Changes that affect an index included in the Underlying Asset will affect the market value of the notes and the amount you will receive at maturity.  The policies of a sponsor of any index that may be included in the Underlying Asset (the “Index Sponsor”) concerning the calculation of that index, additions, deletions or substitutions of the components of that index and the manner in which changes affecting those components may be reflected in the index and, therefore, could affect the amount payable on the notes at maturity, and the market value of the notes prior to maturity.  The amount payable on the notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the index, or if the Index Sponsor discontinues or suspends calculation or publication of the index, in which case it may become difficult to determine the market value of the notes.  If events such as these occur, or if the level of such index is not available on the valuation date or dates because of a market disruption event or for any other reason and no successor index is selected, the calculation agent may determine the level of that index—and thus the amount payable at maturity—in a manner it considers appropriate, in its sole discretion.

We have no affiliation with any Index Sponsor and will not be responsible for any actions taken by an Index Sponsor. Unless otherwise specified in the relevant pricing supplement, no Index Sponsor is an affiliate of ours or will be involved in any offerings of the notes in any way.  Consequently, we have no control of the actions of any Index Sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity.  No Index Sponsor has any obligation of any sort with respect to the notes.  Thus, no Index Sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes.  None of our proceeds from any issuance of the notes will be delivered to any Index Sponsor, except to the extent that we are required to pay an Index Sponsor licensing fees with respect to any index included in the Underlying Asset.

An investment in the notes may be subject to risks associated with non-U.S. commodities markets. The Underlying Asset may include one or more futures contracts on commodities that trade on non-U.S. commodity exchanges that are not regulated by U.S. regulatory authorities.  An investment in securities linked to the value of non-U.S. futures contracts involve particular risks.  Non-U.S. commodities markets may be more volatile than U.S. commodities markets, and market developments may affect non-U.S. commodities markets differently from the U.S. commodities markets.  Direct or indirect government intervention to stabilize these non-U.S. commodities markets may affect trading prices and volumes in those markets.  The regulations of the CFTC do not apply to trading on non-U.S. commodity exchanges, and trading on non-U.S. commodity exchanges may involve different and greater risks than trading on U.S. commodity exchanges. Certain non-U.S. markets may be more susceptible to disruption than U.S. commodity exchanges due to the lack of a government-regulated clearinghouse system.  Trading on non-U.S. commodity exchanges also involves certain other risks that are not applicable to trading on U.S. commodity exchanges. Those risks include: exchange rate risk relative to the U.S. dollar, exchange controls, expropriation, burdensome or confiscatory taxation, and moratoriums, and political or diplomatic events.  It also is possible that the foreign country or non-U.S. commodity exchange may not have laws or regulations which adequately protect the rights and interests of investors in the commodity contracts included in the Underlying Asset.

The return on the notes may be exposed to fluctuations in exchange rates that might affect the level of the Underlying Asset and the payment at maturity. Because the commodities or commodity indices included in the Underlying Asset may be traded in currencies other than U.S. dollars, and the notes are denominated in U.S. dollars, the amount payable on the notes at maturity may be exposed to fluctuations in the exchange rate between the U.S. dollar and each of the currencies in which those commodities or commodity indices are denominated.  These changes in exchange rates may reflect changes in various non-U.S. economies that in turn may affect the payment on the notes at maturity.  An investor’s net exposure will depend on the extent to which the currencies in which the relevant commodities or commodity indices are denominated either strengthen or weaken against the U.S. dollar and the relative weight of each commodity or commodity index.  If, taking into account such weighting, the U.S. dollar strengthens (or, in the case of bearish notes, weakens) against the currencies in which the relevant commodities or commodity indices are denominated, the value of those commodities or commodity indices may be adversely affected and the level of the Underlying Asset may be adversely affected as well.  In turn, the payment at maturity may be adversely affected.

Other Risk Factors Relating to the Applicable Underlying Asset

The relevant pricing supplement may set forth additional risk factors as to the Underlying Asset that you should review prior to purchasing the notes.

GENERAL TERMS OF THE NOTES

This product supplement and the accompanying prospectus dated May 16, 2008 relating to the notes, should be read together.  Because the notes are part of a series of our senior debt securities called Senior Medium-Term Notes, Series A, this product supplement and the accompanying prospectus should also be read together with the accompanying prospectus supplement, dated January 25, 2010.  Terms used but not defined in this product supplement have the meanings given them in the accompanying prospectus or accompanying prospectus supplement, unless the context requires otherwise.

The notes will be issued in book-entry form through The Depository Trust Company.  Owners of beneficial interests in the notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement and “Description of the Debt Securities We May Offer—Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The notes are part of a series of senior debt securities entitled “Senior Medium-Term Notes, Series A” that we may issue from time to time under the senior indenture, dated January 25, 2010, between Bank of Montreal and Wells Fargo Bank, National Association, as trustee.  Terms that apply generally to our medium term notes are described in “Description of the Notes We May Offer” in the accompanying prospectus supplement.  The terms described in this product supplement those described in the accompanying prospectus and the accompanying prospectus supplement, and, if the terms described here are inconsistent with those described in those documents, the terms described in this product supplement are controlling.

Unless otherwise specified in the applicable pricing supplement, we will not pay periodic interest payments on the notes.  If any payment date, including the maturity date, falls on a day that is not a business day, we will pay the required payment on the first subsequent business day, and no additional interest will accrue on the notes as a result.

Payment at Maturity

Percentage Change.  At maturity, subject to our credit risk as issuer of the notes, you will receive a cash payment that is based on the performance of the Underlying Asset.  The payment at maturity will depend upon the Percentage Change of the Underlying Asset.  Unless otherwise specified in the applicable pricing supplement, the Percentage Change will be calculated as follows (and expressed as a percentage):

Final Level – Initial Level
Initial Level

However, if your notes are bearish notes, the Percentage Change will be calculated as follows (and expressed as a percentage):

Initial Level – Final Level
Initial Level

Initial Level.  The relevant pricing supplement will set forth the Initial Level of the Underlying Asset.  Unless otherwise specified in the relevant pricing supplement, the Initial Level of an index will be its official closing level on the pricing date.  The Initial Level may also be the average of the official closing levels of the applicable index on two or more days before and/or after the pricing date.  In the case of a Basket, unless otherwise specified in the applicable pricing supplement, the Initial Level will be set to 100.00 on the pricing date.

Final Level.  Unless otherwise specified in the relevant pricing supplement, the level of an index on any valuation date will be its closing level on that date.  Your notes may provide for the Final Level to be based upon the average of the official closing levels of the applicable index on two or more valuation dates.  In the case of a Basket, the Final Level will be determined as set forth below in the section “—Basket Underlying Assets.”

Payment at Maturity in Excess of Principal

General.  If the Final Level is greater than or equal to (or in the case of bearish notes, less than or equal to) the Initial Level, then, at maturity, you will receive an amount equal to:

Principal Amount + (Principal Amount × (Percentage Change × Upside Leverage Factor))

The Upside Leverage Factor represents the extent to your notes will participate in the upside performance (or in the case of bearish notes, downside performance) of the Underlying Asset.  The Upside Leverage Factor may be less than, equal to, or greater than 100%.  If the Leverage Factor is less than 100%, your notes will participate in less than the full upside performance (or in the case of bearish notes, downside performance) of the Underlying Asset.  If the Leverage Factor is greater than 100%, your notes will participate in the upside performance (or in the case of bearish notes, downside performance) on a leveraged basis.  The Leverage Factor will be specified in the relevant pricing supplement, if applicable.

Digital Return Notes.  Your notes may be “Digital Return Notes.”  For Digital Return Notes, unless otherwise specified in the applicable pricing supplement, if the Final Level is greater than (or in the case of bearish notes, less than) the Initial Level, the payment at maturity will be determined as follows:

Principal Amount + (Principal Amount × Digital Return)

If your notes are Digital Return Notes, the positive return on your notes will be limited to the Digital Return that will be specified in the applicable pricing supplement.

Booster Notes.  Your notes may be “Booster Notes.”  For Booster Notes, unless otherwise specified in the applicable pricing supplement, if the Final Level is greater than (or in the case of bearish notes, less than) the Initial Level, the payment at maturity will be determined as follows:

If the Percentage Change is greater than the Booster Percentage, then the payment at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)

If the Percentage Change is greater than or equal to 0% but less than or equal to the Booster Percentage, then the payment at maturity will equal:

Principal Amount + (Principal Amount × Booster Percentage)

Payment at Maturity Less than or Equal to Principal

Notes Without a Buffer.  If the Final Level is less than (or in the case of bearish notes, greater than) the Initial Level, then, at maturity, you will receive less than the principal amount of your notes.  In this case, unless otherwise described in the applicable pricing supplement, the payment at maturity will equal:

Principal Amount + (Principal Amount × (Percentage Change × Downside Leverage Factor))

The Downside Leverage Factor represents the extent to which your notes will participate in the downside performance (or in the case of bearish notes, upside performance) of the Underlying Asset.  The Downside Leverage Factor may be less than, equal to, or greater than 100%.  If the Downside Leverage Factor is less than 100%, your notes will participate in less than the full downside performance (or in the case of bearish notes, upside performance) of the Underlying Asset.  If the Downside Leverage Factor is greater than 100%, your notes will participate in the downside performance (or in the case of bearish notes, upside performance) on a leveraged basis.  The Downside Leverage Factor will be specified in the relevant pricing supplement, if applicable.  Depending on the Downside Leverage Factor, you may lose all or a substantial portion of the amount that you invested to purchase the notes; however, in no event will you lose more than your initial investment.

Notes with a Buffer.  If the relevant pricing supplement specifies that a “Buffer” is applicable to your notes, then, if the Final Level less than or equal to (or in the case of bearish notes, greater than or equal to) the Initial Level, but is greater than or equal to (or in the case of bearish notes, less than or equal to) the Buffer Level, then the payment at maturity will equal the principal amount of your notes.

However, if the Final Level is less than (or in the case of bearish notes, greater than) the Buffer Level, then the payment at maturity will equal:

Principal Amount + [Principal Amount × ((Percentage Change + Buffer Percentage)
× Downside Leverage Factor)]

The applicable Buffer Level and Buffer Percentage will be set forth in the applicable pricing supplement.

Notes with a Barrier Level.  We may issue notes that have a specified “Barrier Level.”  For these notes, we will pay an amount at maturity that is less than the principal amount of the notes if (a) the Final Level is less than (or in the case of bearish notes, greater than) the applicable Initial Level (or, if applicable, Buffer Level), as set forth above, and (b) a “Barrier Event” occurs.  A “Barrier Event” will be deemed to occur if the level of the Underlying Asset (as set forth in the applicable pricing supplement) is less than (or in the case of bearish notes, greater than) a Barrier Level during an observation period that will be specified in the applicable pricing supplement.  The provisions relating to the Barrier Level, together with any risk factors, will be set forth in the applicable pricing supplement.

Valuation Date

Unless otherwise specified in the relevant pricing supplement, the valuation date (if there is only one valuation date applicable to the notes) or the final valuation date (if there is more than one valuation date applicable to the notes) will be the third trading day before the maturity date specified in the relevant pricing supplement.  If the calculation agent determines that a market disruption event occurs or is continuing on any valuation date applicable to the notes, the Final Level will be determined according to the calculation in “—Market Disruption Events” below.

Maturity Date

Unless otherwise specified in the relevant pricing supplement, the maturity date will be the third scheduled business day following the valuation date or the final valuation date, as applicable, unless that date is not a business day, in which case the maturity date will be the next following business day.  The maturity date will be postponed by the same number of trading days as the valuation date or the final valuation date, as applicable, if a market disruption event occurs or is continuing as described above.  However, no interest will accrue past the maturity date specified in the relevant pricing supplement.

Certain Definitions

Business Day.  Unless otherwise specified in the applicable pricing supplement, “business day” means a day of the week other than Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or executive order to close in New York City or Toronto.

Trading Day.  Unless otherwise specified in the applicable pricing supplement, as to any commodity or commodity index or Basket Components, “trading day” is any day, as determined by the calculation agent, on which trading is generally conducted on the primary market for the commodity or the commodities included in the applicable commodity index or Basket.

Automatic Call

If so specified in the applicable pricing supplement, your notes will be subject to automatic redemption.  The terms relating to any such redemption will be set forth in the applicable pricing supplement.

Unavailability of the Level of the Underlying Asset on a Valuation Date

Adjustments Relating to Notes Linked to a Commodity or Commodities

Unless otherwise specified in the applicable pricing supplement, if an Underlying Asset or a Basket Component to which your notes are linked is a commodity or a futures contract for a commodity, and the relevant exchange or other price source discontinues trading in that Underlying Asset or Basket Component (a “Discontinued Commodity”), then the calculation agent may, in its sole discretion, replace the Discontinued Commodity with another commodity or futures contract, the price of which is quoted or determined on such relevant exchange or any other price source, that the calculation agent, in its sole discretion, determines to be comparable to the Discontinued Commodity (such replacement commodity will be referred to herein as a “successor Underlying Asset”), then the closing price or other level for such Discontinued Commodity on any relevant date on which its price is to be determined will be determined by reference to the official settlement price or fixing level, as applicable, of such successor Underlying Asset at the close of trading on the applicable relevant exchange or other price source on that day.

Upon any selection by the calculation agent of a successor Underlying Asset, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes. If the relevant exchange or other price source discontinues trading in the Discontinued Commodity prior to, and such discontinuation is continuing on a Valuation Date or any other relevant date on which the closing price or other level is to be determined, and the calculation agent determines, in its sole discretion, that no successor Underlying Asset is available at such time, or the calculation agent has previously selected a successor Underlying Asset and trading in that successor Underlying Asset is discontinued prior to, and such discontinuation is continuing on a Valuation Date or such other relevant date, then the calculation agent will determine the closing price or other level for the applicable Valuation Date or such other relevant date on such date; provided that, if the calculation agent determines that no successor Underlying Asset exists for the Discontinued Commodity, the closing price or  other price for the applicable commodity or futures contract will be the settlement price or fixing level, as applicable, that the calculation agent, in its sole discretion, determines to be fair and commercially reasonable under the circumstances as of the applicable date.  Notwithstanding these alternative arrangements, discontinuation of trading on the relevant exchange or price source in the relevant commodity or futures contract may adversely affect the value of the notes.

If at any time the method of calculating the price of any Underlying Asset, Basket Component or successor Underlying Asset, as applicable, is changed in a material respect by the relevant exchange or any price source for the successor Underlying Asset, or if its reporting is in any other way modified so that such price does not, in the opinion of the calculation agent, fairly represent the value of the applicable commodity or futures contract, the calculation agent will, at the close of business in New York City on each day on which the closing price or other price for such Underlying Asset, Basket Component or successor Underlying Asset, as applicable, is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value for such Underlying Asset, Basket Component or successor Underlying Asset, as applicable. The calculation agent will cause written notice of such calculations and adjustments to be furnished to the holders of the notes.

Adjustments Relating to Notes Linked to an Index

Unless otherwise specified in the applicable pricing supplement, if the Underlying Asset is a commodity index and the Index Sponsor discontinues publication of an index comprising part of the Underlying Asset and the Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such successor or substitute index being referred to in this section as a “successor index”), then any subsequent index closing level will be determined by reference to the published level of that successor index at the regular weekday close of trading on the applicable valuation date.

Upon any selection by the calculation agent of a successor index, the calculation agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice thereof, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.

If a successor index is selected by the calculation agent, that successor index will be used as a substitute for the Underlying Asset for all purposes, including for purposes of determining whether a market disruption event exists with respect to that index.

If any Index Sponsor discontinues publication of an index comprising a part of the Underlying Asset prior to, and that discontinuance is continuing on, any valuation date and the calculation agent determines, in its sole discretion, that no successor index is available at that time, then the calculation agent will determine the level of the Underlying Asset for the relevant date in accordance with the formula for and method of calculating the index last in effect prior to the discontinuance, without rebalancing or substitution, using the closing level (or, if trading in the relevant underlying commodities or components of the index have been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of each commodity or component most recently comprising the index.  Notwithstanding these alternative arrangements, discontinuance of the publication of an index comprising a part of the Underlying Asset may adversely affect the value of your notes.

If at any time the method of calculating a closing level for an index comprising a part of the Underlying Asset or a successor index is changed in a material respect, or if the index is in any other way modified so that the index does not, in the opinion of the calculation agent, fairly represent the level of the index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York City on the applicable valuation date, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to that index as if those changes or modifications had not been made.  Accordingly, if the method of calculating the index is modified so that the value of that index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust the index in order to arrive at a value of that index as if it had not been modified (e.g., as if such split had not occurred).

Notwithstanding these alternative arrangements, discontinuance of the publication of an index comprising part of the Underlying Asset may adversely affect the value of your notes.

Adjustments Relating to Notes Linked to a Basket

Unless otherwise specified in the applicable pricing supplement, if the calculation agent substitutes a Discontinued Commodity, a successor index, or otherwise affects or modifies a Basket Component, then the calculation agent will make those calculations and adjustments as, in judgment of the calculation agent, may be necessary in order to arrive at a basket comparable to the original Basket (including without limitation changing the percentage weights of the Basket Components), as if those changes or modifications had not been made, and will calculate the payment at maturity with reference to that basket or the successor basket (as described below), as adjusted.

In this event, the calculation agent will provide written notice to the trustee of these calculations and adjustments, and the trustee will furnish written notice thereof to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.

In the event of the adjustment described above, the newly composed basket is referred to in this section as the “successor basket” and will be used as a substitute for the original Basket for all purposes.

If the calculation agent determines that the available successor basket or basket components as described above do not fairly represent the value of the original Basket or Basket Components, as the case may be, then the calculation agent will determine the level of the applicable Basket Components or the Basket level for any valuation date as described under “—Unavailability of the Level of the Underlying Asset on a Valuation Date.”

Notwithstanding these alternative arrangements, discontinuance of trading on the applicable exchanges or markets in any Basket Component may adversely affect the market value of the notes.

Market Disruption Events

If the calculation agent, in its sole and absolute discretion, determines that a market disruption event has occurred and is continuing on any day that but for that event would be a valuation date, then the applicable determinations in respect of any relevant index, futures contract or commodity will be postponed to the next trading day on which there is no market disruption event in effect, unless otherwise specified in the applicable pricing supplement.

However, if on the fifth trading day following the originally scheduled valuation date, a market disruption event occurs or is continuing, then that day will be the valuation date in respect of the relevant index, futures contract or commodity, and the calculation agent will make the applicable determinations as to its level on that fifth trading day taking into account all relevant market circumstances.  If the final valuation date is postponed as a result of a market disruption event, the maturity date of the notes will also be postponed by the same number of business days.

Unless otherwise specified in the applicable pricing supplement, a “market disruption event” means any bona fide event, circumstance or cause (whether or not reasonably foreseeable) beyond the our reasonable control or the reasonable control of our affiliates, which the calculation agent determines has or will have a material adverse effect or the ability of a party to acquire, place, establish, re-establish, substitute, maintain, modify or unwind or dispose of any hedge transaction in respect of the applicable index, futures contract or commodity, or to realize, recover or remit the proceeds of any such hedge transaction.  A market disruption event may include, without limitation, any of the following events:

(a)  any failure of trading to commence, or the permanent discontinuation of trading, or any suspension of or limitation on trading of (i) the relevant index, futures contract or commodities that may be included in the Underlying Asset or (ii) any futures or options contracts relating to the relevant Underlying Asset on a relevant related exchange, whether by reason of movements in price exceeding limits permitted by a relevant exchange or related exchange or otherwise;

(b)  a pricing disruption or similar event in respect of a relevant index or other asset;

(c)  (i) the termination or suspension of, or material limitation or disruption for at least two hours in the trading of a commodity or futures contract that prevents the exchange from establishing an official settlement price as of a regularly scheduled settlement time or (ii) the relevant commodity or futures contract settles at the maximum permitted daily fluctuation as determined by the exchange; or (iii) the exchange does not publish an official daily settlement price for such asset;

(d)  the closure on any trading day of a relevant exchange or related exchange prior to its scheduled closing time, unless such earlier closing time is announced by such exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on that exchange or related exchange on that trading day and (ii) the deadline for orders to be submitted for entry in the exchange or related exchange system for execution at the close of trading on that trading day;

(e)  any event (other than an event described in (d) above) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general to effect transactions in, or obtain market values for (i) a relevant index on a relevant exchange; (ii) any futures or options contracts relating to the such index on a relevant related exchange; or (iii) the applicable futures contract or commodity;

(f)  the failure on any trading day for a relevant index, futures contract or commodity of a relevant exchange or related exchange to open for trading during its regular trading session;

(g)  the adoption, change, enactment, publication, decree or other promulgation of any statute, regulation, rule or notice, however described, or any order of any court or other governmental or regulatory authority or any issuance of any directive or promulgation of, or any change in the interpretation, whether formal or informal, by any court, tribunal, regulatory authority or similar administrative or judicial body of any law, order, regulation, decree or notice, however described or any other event that (as determined by the calculation agent) makes or would make it unlawful or impracticable for us or our affiliates to fulfill our obligations under the notes or for dealers generally to acquire, place, establish, re-establish, substitute, maintain, modify or unwind or dispose of any hedge transaction for a relevant index, futures contract or commodity or to realize or remit the proceeds of any hedge transaction for any of the forgoing or otherwise has or would have a material adverse effect on the relevant index, futures contract or commodity or a holder or for any hedge transaction for such index, futures contract or commodity;

(h) the taking of any action by any governmental, administrative, legislative or judicial authority or power of Canada or any other country, or any political subdivision, that (as determined by the calculation agent) has a material adverse effect on the financial markets of Canada or of a country in which a relevant exchange or related exchange is located;

(i) any outbreak or escalation of hostilities or other national or international calamity or crisis (including, without limitation, natural calamities) that (as determined by the calculation agent) has or would have a material adverse effect on our ability or the ability of our affiliates to fulfill our obligations under the notes or of dealers generally to acquire, place, establish, re-establish, substitute, maintain, modify or unwind or dispose of any hedge transaction for the relevant index, futures contract or commodity or to realize, recover or remit the proceeds of any hedge transaction for any of the forgoing, or a material adverse effect on the economy of Canada or of a country in which a relevant exchange or related exchange is located or the trading of the relevant index, futures contract or commodity on a relevant exchange or related exchange; or

(j) an increase in the cost of acquiring, placing, establishing, re-establishing, substituting, maintaining, modifying, unwinding or disposing of any hedging transaction for a relevant index, futures contract or commodity or in the cost of realizing, recovering or remitting the proceeds of any such hedging transaction.

Notes Linked to a Basket

A Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Components from the Starting Value to the Final Value.  If your notes are linked to a Basket, the Basket Components will be set forth in the applicable pricing supplement.  Each Basket Component will be assigned a weighting (the “Initial Weighting”) so that each Basket Component represents a specified portion of the value of the Basket on the pricing date.  The Basket Components may be assigned with equal or unequal Initial Weightings.  The Initial Weighting of any Basket Component will be set forth in the applicable pricing supplement.

 Determination of the Multiplier for Each Basket Component

Unless otherwise specified in the applicable term supplement, a fixed factor (the “Multiplier”) will be determined for each Basket Component, based upon the weighting of that Basket Component.  The Multiplier for each Basket Component will be calculated on the pricing date and will equal:

•	the Initial Weighting (as a percentage) for that Basket Component, multiplied by 100.00; divided by

•	the closing level of that Basket Component on the pricing date and rounded to eight decimal places.

The Multipliers will be calculated in this way so that the value of the Basket will equal 100.00 on the Pricing Date.  The Multipliers will not be revised after the pricing date, except that the calculation agent may in its good faith judgment adjust the Multiplier of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the level of that Basket Component had those material changes or modifications not been made.

Computation of the Basket

The calculation agent will calculate the value of the Basket by adding together the products of the closing level for each Basket Component on a valuation date and the Multiplier applicable to each Basket Component.  The value of the Basket will vary based on the increase or decrease in the level of each Basket Component.  Any increase in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in an increase in the value of the Basket.  Conversely, any decrease in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.

Events of Default

Unless otherwise specified in the applicable pricing supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable on the notes upon any acceleration of the notes will be determined by the calculation agent and will be an amount of cash equal to the amount payable as described under the caption “—Payment at Maturity,” calculated as if the date of acceleration were the valuation date or the final valuation date, as applicable, together with accrued and unpaid interest (if applicable to your notes) through the date of acceleration.

If the maturity of the notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Role of Calculation Agent

The calculation agent will make all determinations regarding the level of the Underlying Asset, business days, market disruption events, the default amount, and the amount payable on your notes.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Please note that our affiliate, BMO Capital Markets Corp., is expected to serve as the calculation agent for the notes.  We may change the calculation agent for your notes at any time after the date of this product supplement without notice and BMO Capital Markets Corp. may resign as calculation agent at any time upon 60 days written notice to us.

Listing

Your notes will not be listed on any securities exchange.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus and the accompanying prospectus supplement under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

We or our affiliates expect to enter into hedging transactions involving, among other transactions, purchases or sales of the commodities or other assets included in the Underlying Asset, or listed or over-the-counter options, futures and other instruments linked to the Underlying Asset or its components.  In addition, from time to time after we issue the notes, we or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into in connection with the notes.  Consequently, with regard to your notes, from time to time we or our affiliates expect to acquire or dispose of commodities or other assets included in the Underlying Asset or positions in listed or over-the-counter options, futures or other instruments linked to the Underlying Asset or its components.

We or our affiliates may acquire a long position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

 In the future, we or our affiliates expect to close out hedge positions relating to the notes and possibly relating to other securities or instruments with returns linked to the Underlying Asset or its components.  We expect these steps to involve sales of instruments linked to the Underlying Asset or its components on or shortly before the applicable valuation dates.  These steps may also involve transactions of the type contemplated above.  Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above; similarly, we may elect not to enter into any such transactions.  Investors will not have knowledge about our hedging positions.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account.  No holder of any notes will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain tax considerations relating to the notes.  It does not purport to be a complete analysis of all tax considerations relating to the notes.  Prospective purchasers of the notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the notes and receiving payments of interest, principal and/or other amounts under the notes.  This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

Supplemental Canadian Tax Considerations

For a summary of Canadian tax considerations relevant to an investment in the notes, please see the sections entitled “Canadian Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences—Certain Canadian Income Tax Considerations ” in the accompanying prospectus supplement.

With respect to any interest payable on the notes, or any portion of the principal amount of the notes in excess of the issue price, such interest or principal, as the case may be, will not be subject to Canadian Non-Resident withholding tax, unless otherwise specified in the applicable terms supplement.

Supplemental United States Federal Income Tax Considerations

The following is a general description of certain U.S. tax considerations relating to the notes.  It does not purport to be a complete analysis of all tax considerations relating to the notes.  Prospective purchasers of the notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments of interest, principal and/or other amounts under the notes.  This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

The following disclosure—including the opinion of Morrison & Foerster LLP—has been prepared without regard to any particular note that you may purchase in the future and, therefore, is provided solely as a matter of general information.  You should not rely upon the following disclosure, or the disclosure under “United States Taxation” in the prospectus or “Certain Income Tax Consequences—United States Federal Income Taxation” in the prospectus supplement, with regard to an investment in any particular note because it does not take into account the terms of any particular note or the tax consequences of investing in or holding any particular note unless the pricing supplement applicable to your notes indicates that you may rely on the following disclosure and expressly states that you may rely on the opinion of Morrison & Foerster LLP.  Any note that you purchase may have terms that would result in a tax treatment that is significantly different from the treatment described below.  Consequently, any tax disclosure relevant to any note you may purchase will be set forth only in the pricing supplement relating to your note, and, unless the pricing supplement indicates otherwise, you should not rely on the tax disclosure below or in the prospectus supplement or prospectus in deciding whether to invest in any note.  In addition, this tax disclosure assumes the following for all notes issued off of this product supplement: (i) no periodic payments of interest will be made on the notes; and (ii) there is a significant possibility of a significant loss of principal on an investment in the notes.  Moreover, in all cases, you should consult with your own tax advisor concerning the consequences of investing in and holding any particular note you propose to purchase.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to United States holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-United States Holders” below, it applies only to those United States holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether the issuer of any component stocks included in any Underlying Asset would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code.  If the issuer of one or more of such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply.  You should refer to any available information filed with the SEC by the issuers of any component stocks included in any Underlying Asset and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described in this product supplement as a pre-paid cash-settled derivative contract in respect of the Underlying Asset for U.S. federal income tax purposes, and the terms of the notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the notes for all tax purposes in accordance with such characterization.  If the notes are so treated, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, a United States holder should generally recognize capital gain or loss upon the sale or maturity of the notes in an amount equal to the difference between the amount a United States holder receives at such time and the United States holder’s tax basis in the notes.  In general, a United States holder’s tax basis in the notes will be equal to the price the holder paid for the notes.  Capital gain recognized by an individual United States holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.  The holding period for notes of a United States holder who acquires the notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the notes.  If the notes are held by the same United States holder until maturity, that holder’s holding period will generally include the maturity date.

Potential Application of Section 1260 of the Code

If the Underlying Asset is or includes the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-thru entities such as ETFs, regulated investment companies, real estate investment trusts, partnerships, and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, unless otherwise specified in the applicable pricing supplement, there exists a substantial risk that an investment in a note is, in whole or in part, a “constructive ownership transaction” to which Section 1260 of the Code applies.  If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a United States holder in respect of a note will be recharacterized as ordinary income (the “Excess Gain”).  In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the United States holder in taxable years prior to the taxable year of the sale, exchange, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, or settlement).

If an investment in a note is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a United States holder in respect of the note will be recharacterized as ordinary income.  It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the note will equal the excess of (i) any long-term capital gain recognized by the United States holder in respect of the note and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such United States holder would have had if such United States holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the note attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets upon the date of sale, exchange, or settlement of the note at fair market value (and appropriately taking into account any leveraged upside exposure).  Alternatively, the Internal Revenue Service may contend that the Excess Gain should not be limited to amounts attributable to a Section 1260 Financial Asset, but should instead apply to all of the Underlying Asset(s).  To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to United States federal income tax at the rates that would have been applicable to the net underlying long-term capital gain.  United States holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the note.

Alternative Treatments

Alternative tax treatments would also be possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat the notes, and the Internal Revenue Service might assert that the notes should be treated, as a single debt instrument.  If the notes have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the notes are so treated, a United States holder would generally be required to accrue interest currently over the term of the notes even though that holder will not receive any payments from us prior to maturity.  In addition, any gain a United States holder might recognize upon the sale or maturity of the notes would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the notes, and thereafter, would be capital loss.  If the notes are treated as a single debt instrument that has a term of no more than one year, the notes would be treated as a single contingent short-term debt instrument, which would also result in tax consequences that are different from those described above.

If the Underlying Asset is, or includes, an index that periodically rebalances or rolls, it is possible that the notes could be treated as a series of derivative contracts, each of which matures on the next rebalancing or roll date.  If the notes were properly characterized in such a manner, a United States holder would be treated as disposing of the notes on each rebalancing or roll date in return for new derivative contracts that mature on the next rebalancing or roll date, and a holder would accordingly likely recognize capital gain or loss on each rebalancing or roll date equal to the difference between the holder’s basis in the notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the notes on such date.

If an Underlying Asset is, or includes, certain regulated futures contracts, the IRS may assert that Section 1256 of the Code applies to the notes. If Section 1256 of the Code were to apply to the notes, gain or loss recognized by an investor with respect to the notes would generally be treated as 60% long-term and 40% short-term gain or loss and an investor would be required to mark the contract to market (thereby recognizing gain or loss as if the contract had been sold for their fair market value) at the end of each taxable year.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the Internal Revenue Service could seek to characterize the notes in a manner that results in tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the notes should be treated as ordinary gain or loss.  In addition, if the Underlying Asset is or includes an index that includes an interest rate component, the Internal Revenue Service could assert that a holder should accrue income equal to the interest rate component of the index on a current basis.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the notes.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject.  It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  Unless stated otherwise in the relevant pricing supplement, we intend to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in this product supplement unless and until such time as the Treasury and Internal Revenue Service determine that some other treatment is more appropriate.

Additional Medicare Tax

With respect to taxable years beginning after December 31, 2012, certain United States holders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income.  For individual United States holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately).  “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income.  Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains.  You are urged to consult your own tax advisor regarding the implications of the additional Medicare tax resulting from an investment in the notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.  Notwithstanding such discussion, payments on the notes made to corporate United States holders after December 31, 2011 may be subject to information reporting and backup withholding.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return.  You are urged to consult your own tax advisor regarding such requirements with respect to the notes.

Non-United States Holders

The following discussion applies to non-United States holders.  A non-United States holder is a beneficial owner of a note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

A non-United States holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the notes, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the notes.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a United States holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.  Payments made to a non-United States holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the notes should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan.  A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption.  Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S., or other laws (“Similar Laws”).

The acquisition of notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired pursuant to an applicable exemption.  The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of notes.  These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities offered hereby, provided that neither the issuer of notes offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “Service Provider Exemption”).  Any Plan fiduciary relying on the Service Provider Exemption and purchasing the notes on behalf of a Plan must initially make a determination that (x) the Plan is paying no more than, and is receiving no less than, “adequate consideration” in connection with the transaction and (y) neither we nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice with respect to the assets of the Plan which such fiduciary is using to purchase, both of which are necessary preconditions to reliance on the Service Provider Exemption.  If we or any of our affiliates provides fiduciary investment management services with respect to a Plan’s acquisition of the notes, the Service Provider Exemption may not be available, and in that case, other exemptive relief would be required as precondition for purchasing the notes.  Any Plan fiduciary considering reliance on the Service Provider Exemption is encouraged to consult with counsel regarding the availability of the exemption.  There can be no assurance that any of the foregoing exemptions will be available with respect to any particular transaction involving the notes, or that, if an exemption is available, it will cover all aspects of any particular transaction.

Because we or our affiliates may be considered to be a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is not otherwise prohibited.  Except as otherwise set forth in any applicable pricing supplement, by its purchase of any notes, each purchaser (whether in the case of the initial purchase or in the case of a subsequent transferee) will be deemed to have represented and agreed by its purchase and holding of the notes offered hereby that either (i) it is not and for so long as it holds a note, it will not be a Plan, a Plan Asset Entity, or a Non-ERISA Arrangement, or (ii) its purchase and holding of the notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or, in the case of such a Non-ERISA Arrangement, under any Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the Service Provider Exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable.  Purchasers of notes have exclusive responsibility for ensuring that their purchase and holding of notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws.  The sale of any notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

With respect to each note to be issued, we will agree to sell to BMO Capital Markets Corp., and BMO Capital Markets Corp. will agree to purchase from us, the principal amount of the note specified, at the price specified in the applicable pricing supplement, less the indicated underwriting commission.  BMO Capital Markets Corp. may also resell the notes to other brokers or dealers in connection with any offering.  BMO Capital Markets Corp. or another of our affiliates may repurchase and resell outstanding notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.  For more information about the plan of distribution, the distribution agreement and possible market-making activities see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.